EXHIBIT 99.1

Left Behind Games Inc. – CEO Update

Dear Fellow Stockholder,

I am pleased to announce that the company has attained some key milestones that management outlined in previous quarters. These milestones were attained by significantly reducing expenses and by directing our sales efforts to build a direct distribution channel into the Christian marketplace. Based on historical data for the past three quarters, I believe we are poised for profitability in 2008.

According to the Christian Bookseller Association, there are more than 8,300 stores in this market, of which the company has sold directly to 19% in the past 6 months. The company anticipates an 80% penetration of this market over the next 2 years.

The following chart represents the past 4 historical quarters and our projected results for calendar Q4 2007. As you can see, the company has dramatically reduced expenses, expects to show a gross profit and is poised for profitability in future periods

In CY 08, the company plans to complete development and release a new product line entitled, “Time Machine Bibleland”. The company also anticipates augmenting the Charlie Church Mouse and LEFT BEHIND brands during CY 08.

Finally, I have been asked by numerous investors about our stock’ downward trend in the past 30 days. My best guess is that we have experienced year-end tax selling.

I believe any reasonable investments in the open market will positively impact our stock price.

Thank you for your ongoing support. I look forward to keeping you informed regularly on our ongoing success. Merry Christmas to you and your loved ones.

Very kindly,

Troy A. Lyndon
Chief Executive Officer

ABOUT LEFT BEHIND GAMES

Left Behind Games Inc. was founded in October 2001 for the purpose of developing games based upon the popular LEFT BEHIND book series.  The mission of Left Behind Games is to become the world’s leading independent developer and publisher of quality interactive entertainment products that perpetuate positive values and appeal to mainstream and faith-based audiences.

LEFT BEHIND is a trademark of Tyndale House Publishers, Inc. that has been registered in the U.S. and other countries. TRIBULATION FORCES is a trademark of Left Behind Games Inc. in the U.S. and other countries. Charlie Church Mouse is a trademark of Lifeline Studios. All rights reserved. All other trademarks are owned by their respective parties.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements which express the current beliefs and expectations of Left Behind Games’ management, including the expectation of improved sales of the company’s products. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games’ future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of Left Behind Games' Form 10-KSB for the year ended March 31, 2006, which is on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.